EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 940 6007 Telephone
972 940 6143 Facsimile
FOR IMMEDIATE RELEASE
FRIDAY, NOVEMBER 1, 2019

ExxonMobil Earns $3.2 Billion in Third Quarter 2019

•	Cash flow from operating activities of $9.1 billion
•	Upstream liquids production grows by 5 percent from a year earlier, driven by the Permian Basin
•	Agreement to sell Norway upstream assets marks significant progress on divestment plans

				Second
	Third Quarter			Quarter		First Nine Months
	2019	2018	%	2019	%	2019	2018	%
Earnings Summary
(Dollars in millions, except per share data)
Earnings (U.S. GAAP)	3,170	6,240	-49	3,130	1	8,650	14,840	-42

Earnings Per Common Share
Assuming Dilution	0.75	1.46	-49	0.73	3	2.03	3.47	-41

Capital and Exploration
Expenditures	7,719	6,586	17	8,079	-4	22,688	18,080	25

IRVING, Texas – November 1, 2019 – Exxon Mobil Corporation today announced estimated third quarter 2019 earnings of $3.2 billion, or $0.75 per share assuming dilution. Earnings included a favorable tax-related identified item of about $300 million, or $0.07 per share assuming dilution. Capital and exploration expenditures were $7.7 billion, including key investments in the Permian Basin.

Oil-equivalent production rose 3 percent from the third quarter of 2018, to 3.9 million barrels per day. Excluding entitlement effects and divestments, liquids production increased 4 percent driven by Permian Basin growth, while natural gas volumes increased 1 percent.

“We are making excellent progress on our long-term growth strategy,” said Darren W. Woods, chairman and chief executive officer. “Growth in the Permian continues to drive increased liquids production and we are ahead of schedule for first oil in Guyana. The value of our position in Guyana improved further this quarter with an additional discovery, our fourth this year. We are also making good progress on our advantaged investments in the Downstream and Chemical. This quarter, we started production at our new high-performance polyethylene line in Beaumont. The competitiveness of our portfolio was further enhanced with the divestment of non-strategic assets, reaching almost a third of our 2021 objective of $15 billion.”

Third Quarter 2019 Business Highlights
Upstream
•	Average crude and natural gas realizations declined from second quarter, in line with industry markers.
•	Liquids volumes were in line with second quarter, with U.S. unconventional growth offsetting base decline. Natural gas volumes were down 1 percent.
•	Permian unconventional development continued with production up 7 percent from the second quarter and more than 70 percent from the third quarter of last year.
Downstream
•	Industry fuels margins improved from the second quarter on stronger distillate margins in Europe and Asia Pacific.
•	Following completion of significant refinery turnaround activity during the second quarter, scheduled maintenance activity was lower in the third quarter.
Chemical
•	Margins remained weak during the quarter with supply length from recent industry capacity additions.
•	Scheduled maintenance activity was lower than second quarter, however results were impacted by a reliability event at the Baytown, Texas olefins plant.

Strengthening the Portfolio
•

ExxonMobil announced another oil discovery on the Stabroek block offshore Guyana at the Tripletail-1 well, adding to the previously announced resource estimate of more than 6 billion oil-equivalent barrels. The Liza Destiny floating production, storage and offloading vessel arrived offshore Guyana, targeting first oil at the Liza Phase 1 development by December 2019. ExxonMobil estimates gross production from the Stabroek block will exceed 750,000 oil-equivalent barrels per day by 2025.

•

ExxonMobil signed an agreement with Vår Energi AS for the sale of its non-operated upstream assets in Norway for $4.5 billion as part of its previously announced plans to divest approximately $15 billion in non-strategic assets by 2021. The transaction is expected to close in the fourth quarter of 2019, subject to standard conditions precedent, including customary approvals from regulatory authorities. The agreed sales price of $4.5 billion is subject to interim period adjustments from the effective date of January 1, 2019, to the closing date. Estimated total cash flow from the divestment is around $3.5 billion after closing adjustments, with expected 2019 cash proceeds of around $2.6 billion and estimated cash flow in future periods associated with deferred consideration of $0.3 billion and a refund of income tax payments of $0.6 billion. The corporation expects to recognize a gain of approximately $3.5 billion at closing.

Investing for Growth
•

The company started production on its new high-performance polyethylene line in Beaumont, Texas. The expansion increased plant production capacity by 65 percent or 650,000 metric tons per year, and builds upon supply advantages created by the two new performance polyethylene lines which began production in 2017 at the company’s manufacturing site in Mont Belvieu, Texas.

•

Affiliates of MPLX LP, Delek US and Rattler Midstream LP joined ExxonMobil, Plains All American Pipeline LP and Lotus Midstream LLC as partners in the joint venture to develop the Wink to Webster crude oil pipeline in Texas. The new pipeline system is expected to commence operations in early 2021, providing more than one million barrels per day of Permian takeaway capacity.

Advancing Innovative Technologies and Products
•

The company made additional progress in advancing the development of new technologies to address the risks of climate change. ExxonMobil and Mosaic Materials, Inc. announced an agreement to explore the advancement of potential breakthrough technology to remove carbon dioxide from emissions sources. Mosaic Materials has progressed research on a unique process that uses porous solids, known as metal-organic frameworks, to separate carbon dioxide from air or flue gas. The agreement with ExxonMobil will enable further discussion between the two companies to evaluate opportunities for industrial uses of the technology at scale.

•

ExxonMobil announced the global launch of its Mobil EVTM lubricants offering, which features a full suite of fluids and greases designed to meet the evolving drivetrain requirements of electric vehicles. The new products, which highlight close collaboration between ExxonMobil and original equipment manufacturers, contain molecules carefully selected and blended to help electric vehicles travel further between charges, extend component life, and operate more safely.

Earnings and Volume Summary

Millions of Dollars	3Q	3Q
(unless noted)	2019	2018	Change	Comments
Upstream
U.S.	37	606	-569	Volumes growth more than offset by lower prices and higher growth-related expenses
Non-U.S.	2,131	3,623	-1,492	Lower prices, absence of identified tax item (-271), and higher growth-related expenses
Total	2,168	4,229	-2,061	Prices -1,510, volumes +230, other -780
Production (koebd)	3,899	3,786	+113	Liquids +106 kbd: growth Gas +44 mcfd: growth, partly offset by higher downtime and divestments

Downstream
U.S.	673	961	-288	Higher lubricants margins, more than offset by lower fuels margins with reduced North America crude differentials
Non-U.S.	557	681	-124	Favorable refinery yield/mix impacts more than offset by increased downtime/maintenance and lower fuels margins
Total	1,230	1,642	-412	Margins -340, downtime/maintenance -80, other +10
Petroleum Product Sales (kbd)	5,504	5,616	-112

Chemical
U.S.	53	404	-351	Lower margins, higher project-related expenses, and lower volumes
Non-U.S.	188	309	-121	Reduced downtime/maintenance more than offset by lower margins
Total	241	713	-472	Margins -350, downtime/maintenance +20, project-related expenses -70, other -70
Prime Product Sales (kt)	6,476	6,677	-201

Corporate and financing	(469)	(344)	-125	Higher financing costs and absence of prior year identified tax item (-348), partly offset by current year identified tax item (+307)

Earnings and Volume Summary

Millions of Dollars	3Q	2Q
(unless noted)	2019	2019	Change	Comments
Upstream
U.S.	37	335	-298	Lower prices and higher growth-related expenses
Non-U.S.	2,131	2,926	-795	Lower prices, lower volumes, and absence of favorable Alberta tax rate change (-487)
Total	2,168	3,261	-1,093	Prices -550, volumes -110, other -430
Production (koebd)	3,899	3,909	-10	Liquids +3 kbd: growth, partly offset by increased downtime Gas -75 mcfd: growth and lower scheduled maintenance offset by lower entitlements

Downstream
U.S.	673	310	+363	Reduced downtime/maintenance partly offset by lower fuels margins
Non-U.S.	557	141	+416	Higher fuels and lubricants margins, favorable yield/sales mix, and reduced downtime/maintenance
Total	1,230	451	+779	Margins +140, downtime/maintenance +540, other +100
Petroleum Product Sales (kbd)	5,504	5,408	+96

Chemical
U.S.	53	(6)	+59	Reduced downtime/maintenance and higher margins, partly offset by unfavorable tax impacts
Non-U.S.	188	194	-6	Lower project-related expenses more than offset by increased downtime/maintenance and lower margins
Total	241	188	+53	Margins +30, downtime/maintenance +40, other -20
Prime Product Sales (kt)	6,476	6,699	-223

Corporate and financing	(469)	(770)	+301	Favorable identified tax item (+307)

Earnings and Volume Summary

Millions of Dollars	YTD	YTD
(unless noted)	2019	2018	Change	Comments
Upstream
U.S.	468	1,474	-1,006	Volumes growth more than offset by lower prices, higher growth-related expenses, and impairment charges
Non-U.S.	7,837	9,292	-1,455

Alberta tax rate change (+487), higher volumes, and favorable tax effects, more than offset by lower prices, higher maintenance and exploration expenses, absence of Scarborough divestment gain (-366), and absence of identified tax item (-271)

Total	8,305	10,766	-2,461	Prices -2,280, volume +1,030, expenses -970, other -240
Production (koebd)	3,929	3,774	+155	Liquids +131 kbd: growth and lower downtime Gas +147 mcfd: growth and lower downtime
Downstream
U.S.	822	1,975	-1,153	Projects contribution and favorable yield/sales mix more than offset by increased downtime/maintenance and lower margins with narrowing North America crude differentials
Non-U.S.	603	1,331	-728	Projects contribution and favorable foreign exchange more than offset by lower margins and unfavorable yield/sales mix
Total	1,425	3,306	-1,881	Margins -1,430, downtime/maintenance -740, portfolio/projects +190, other +100
Petroleum Product Sales (kbd)	5,443	5,517	-74
Chemical
U.S.	208	1,360	-1,152	Lower margins, higher downtime/maintenance, lower volumes, and higher project-related expenses
Non-U.S.	739	1,254	-515	Reduced downtime/maintenance more than offset by lower margins, higher project-related expenses, and unfavorable foreign exchange
Total	947	2,614	-1,667	Margins -1,140, project-related expenses -240, downtime/maintenance -90, other -200
Prime Product Sales (kt)	19,947	20,197	-250
Corporate and financing	(2,027)	(1,846)	-181	Higher pension expenses and absence of prior year identified tax item (-348) partly offset by current year identified tax item (+307)

Cash Flow from Operations and Asset Sales excluding Working Capital

Millions of Dollars	3Q
	2019	Comments
Net income including noncontrolling interests	3,247	Including $77 million for noncontrolling interests
Depreciation	4,873
Changes in working capital	1,550	Mainly inventory draw and seasonal payables benefit
Other	(591)	Includes adjustment for noncash identified tax item
Cash Flow from Operating	9,079
Activities (U.S. GAAP)
Asset sales	460	Including Norway upstream divestment deposit and Mobile Bay sale
Cash Flow from Operations	9,539
and Asset Sales
Changes in working capital	1,550
Cash Flow from Operations	7,989
and Asset Sales excluding Working Capital

Millions of Dollars	YTD
	2019	Comments
Net income including noncontrolling interests	9,044	Including $394 million for noncontrolling interests
Depreciation	14,075
Changes in working capital	2,564	Mainly driven by higher payables
Other	(2,319)	Equity company earnings greater than dividends, and adjustment for noncash identified items
Cash Flow from Operating	23,364
Activities (U.S. GAAP)
Asset sales	600	Including Norway upstream divestment deposit and Mobile Bay sale
Cash Flow from Operations	23,964
and Asset Sales
Changes in working capital	2,564
Cash Flow from Operations	21,400
and Asset Sales excluding Working Capital

First Nine Months 2019 Financial Updates

During the first nine months of 2019, Exxon Mobil Corporation purchased 5 million shares of its common stock for the treasury at a gross cost of $414 million. These shares were acquired to offset dilution in conjunction with the company’s benefit plans and programs. The corporation will continue to acquire shares to offset dilution in conjunction with its benefit plans and programs.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 8:30 a.m. Central Time on November 1, 2019. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Cautionary Statement

Outlooks, projections, goals, targets, descriptions of strategic plans and objectives, and other statements of future events or conditions in this release are forward-looking statements. Actual future results, including business and project plans, capacities, costs, and timing; resource recoveries and production rates; and the impact of new technologies, including to increase capital efficiency and production and to reduce greenhouse gas emissions, could differ materially due to a number of factors. These include global or regional changes in supply and demand for oil, gas, and petrochemicals and other market conditions that impact prices and differentials; reservoir performance; the outcome of exploration projects and timely completion of development and construction projects; the impact of fiscal and commercial terms and the outcome of commercial negotiations or acquisitions; changes in law, taxes, or regulation including environmental regulations, and timely granting of governmental permits; war, trade relations, shipping blockades or harassment, and other political or security disturbances; opportunities for and regulatory approval of potential investments or divestments; the actions of competitors; the capture of efficiencies between business lines; unforeseen technical or operating difficulties; unexpected technological developments; the ability to bring new technologies to commercial scale on a cost-competitive basis, including large-scale hydraulic fracturing projects; general economic conditions including the occurrence and duration of economic recessions; the results of research programs; and other factors discussed under the heading Factors Affecting Future Results on the Investors page of our website at www.exxonmobil.com and in Item 1A of ExxonMobil’s 2018 Form 10-K. We assume no duty to update these statements as of any future date.

Frequently Used Terms and Non-GAAP Measures

This press release includes cash flow from operations and asset sales. Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities is shown for 2019 periods on page 7 and for 2019 and 2018 periods in Attachment V.

This press release also includes cash flow from operations and asset sales excluding working capital. We believe it is useful for investors to consider these numbers in comparing the underlying performance of our business across periods when there are significant period-to-period differences in the amount of changes in working capital. A reconciliation to net cash provided by operating activities is shown for 2019 periods on page 7 and for 2019 and 2018 periods in Attachment V.

This press release also includes earnings excluding identified items, which are earnings excluding significant non-operational events with an absolute corporate total earnings impact of at least $250 million. The earnings impact of an identified item for an individual segment may be less than $250 million when the item impacts several segments. We believe it is useful for investors to consider these figures in comparing the underlying performance of our business across periods when one, or both, periods include identified items. A reconciliation to earnings is shown for 2019 and 2018 periods in Attachment II.

This press release also includes total taxes including sales-based taxes. This is a broader indicator of the total tax burden on the corporation’s products and earnings, including certain sales and value-added taxes imposed on and concurrent with revenue-producing transactions with customers and collected on behalf of governmental authorities (“sales-based taxes”). It combines “Income taxes” and “Total other taxes and duties” with sales‑based taxes, which are reported net in the income statement. We believe it is useful for the corporation and its investors to understand the total tax burden imposed on the corporation’s products and earnings. A reconciliation to total taxes is shown as part of the Estimated Key Financial and Operating Data in Attachment I.

References to the resource base and other quantities of oil, natural gas or condensate may include estimated amounts that are not yet classified as “proved reserves” under SEC definitions, but which are expected to be ultimately recoverable. The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports. Further information on ExxonMobil’s frequently used financial and operating measures and other terms including “Cash flow from operations and asset sales”, and “Total taxes including sales‑based taxes” is contained under the heading “Frequently Used Terms” available through the “Investors” section of our website at www.exxonmobil.com.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and financing segment earnings, and earnings per share are ExxonMobil’s share after excluding amounts attributable to noncontrolling interests.

Mobil EV is a registered trademark of Exxon Mobil Corporation.

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships.

Estimated Key Financial and Operating Data
				Attachment I
Exxon Mobil Corporation
Third Quarter 2019
(millions of dollars, unless noted)
			Second
	Third Quarter		Quarter	First Nine Months
	2019	2018	2019	2019	2018
Earnings / Earnings Per Share
Total revenues and other income	65,049	76,605	69,091	197,765	218,317
Total costs and other deductions	60,328	67,525	64,459	184,123	195,485
Income before income taxes	4,721	9,080	4,632	13,642	22,832
Income taxes	1,474	2,634	1,241	4,598	7,617
Net income including noncontrolling interests	3,247	6,446	3,391	9,044	15,215
Net income attributable to noncontrolling interests	77	206	261	394	375
Net income attributable to ExxonMobil (U.S. GAAP)	3,170	6,240	3,130	8,650	14,840

Earnings per common share (dollars)	0.75	1.46	0.73	2.03	3.47

Earnings per common share
- assuming dilution (dollars)	0.75	1.46	0.73	2.03	3.47

Exploration expenses, including dry holes	299	292	333	912	911

Other Financial Data
Dividends on common stock
Total	3,716	3,503	3,715	10,936	10,296
Per common share (dollars)	0.87	0.82	0.87	2.56	2.41

Millions of common shares outstanding
At period end				4,231	4,234
Average - assuming dilution	4,271	4,271	4,271	4,270	4,271

ExxonMobil share of equity at period end				189,915	190,365
ExxonMobil share of capital employed at period end				239,653	232,792

Income taxes	1,474	2,634	1,241	4,598	7,617
Total other taxes and duties	8,317	8,939	8,366	24,770	26,757
Total taxes	9,791	11,573	9,607	29,368	34,374
Sales-based taxes	5,228	5,518	5,261	15,474	16,306
Total taxes including sales-based taxes	15,019	17,091	14,868	44,842	50,680

ExxonMobil share of income taxes of
equity companies	426	755	501	1,776	2,150

				Attachment II

Exxon Mobil Corporation
Third Quarter 2019
(millions of dollars)
			Second
	Third Quarter		Quarter	First Nine Months
	2019	2018	2019	2019	2018
Earnings (U.S. GAAP)
Upstream
United States	37	606	335	468	1,474
Non-U.S.	2,131	3,623	2,926	7,837	9,292
Downstream
United States	673	961	310	822	1,975
Non-U.S.	557	681	141	603	1,331
Chemical
United States	53	404	(6)	208	1,360
Non-U.S.	188	309	194	739	1,254
Corporate and financing	(469)	(344)	(770)	(2,027)	(1,846)
Net income attributable to ExxonMobil	3,170	6,240	3,130	8,650	14,840

Identified Items Included in Earnings
Non-U.S. Upstream
Tax Items	-	271	487	487	271
Asset Management	-	-	-	-	366
Non-U.S. Downstream
Tax Items	-	-	(9)	(9)	-
Non-U.S. Chemical
Tax Items	-	-	2	2	-
Corporate and financing
Tax Items	307	348	25	332	348
Corporate total	307	619	505	812	985

Earnings Excluding Identified Items
Upstream
United States	37	606	335	468	1,474
Non-U.S.	2,131	3,352	2,439	7,350	8,655
Downstream
United States	673	961	310	822	1,975
Non-U.S.	557	681	150	612	1,331
Chemical
United States	53	404	(6)	208	1,360
Non-U.S.	188	309	192	737	1,254
Corporate and financing	(776)	(692)	(795)	(2,359)	(2,194)
Corporate total	2,863	5,621	2,625	7,838	13,855

				Attachment III

Exxon Mobil Corporation
Third Quarter 2019

			Second
	Third Quarter		Quarter	First Nine Months
	2019	2018	2019	2019	2018
Net production of crude oil, natural gas
liquids, bitumen and synthetic oil,
thousand barrels per day (kbd)
United States	654	555	662	639	541
Canada / Other Americas	464	454	469	462	424
Europe	113	127	103	113	136
Africa	371	387	383	374	391
Asia	738	706	727	737	699
Australia / Oceania	52	57	45	44	47
Worldwide	2,392	2,286	2,389	2,369	2,238

Natural gas production available for sale,
million cubic feet per day (mcfd)
United States	2,883	2,549	2,803	2,800	2,572
Canada / Other Americas	254	224	249	247	219
Europe	1,004	1,004	1,215	1,440	1,555
Africa	7	16	5	6	12
Asia	3,433	3,685	3,461	3,516	3,549
Australia / Oceania	1,464	1,523	1,387	1,351	1,306
Worldwide	9,045	9,001	9,120	9,360	9,213

Oil-equivalent production (koebd)[1]	3,899	3,786	3,909	3,929	3,774

[1] Natural gas is converted to an oil-equivalent basis at six million cubic feet per one thousand barrels.

				Attachment IV

Exxon Mobil Corporation
Third Quarter 2019

			Second
	Third Quarter		Quarter	First Nine Months
	2019	2018	2019	2019	2018
Refinery throughput (kbd)
United States	1,647	1,644	1,430	1,484	1,564
Canada	363	388	344	363	386
Europe	1,325	1,446	1,314	1,322	1,441
Asia Pacific	532	720	683	608	718
Other	185	194	159	180	155
Worldwide	4,052	4,392	3,930	3,957	4,264

Petroleum product sales (kbd)
United States	2,336	2,267	2,264	2,270	2,204
Canada	492	527	482	486	508
Europe	1,508	1,582	1,443	1,487	1,584
Asia Pacific	700	824	775	741	811
Other	468	416	444	459	410
Worldwide	5,504	5,616	5,408	5,443	5,517

Gasolines, naphthas	2,255	2,255	2,198	2,201	2,229
Heating oils, kerosene, diesel	1,833	1,837	1,820	1,855	1,815
Aviation fuels	445	430	391	408	410
Heavy fuels	261	411	308	289	397
Specialty products	710	683	691	690	666
Worldwide	5,504	5,616	5,408	5,443	5,517

Chemical prime product sales,
thousand metric tons (kt)
United States	2,216	2,445	2,295	6,833	7,247
Non-U.S.	4,260	4,232	4,404	13,114	12,950
Worldwide	6,476	6,677	6,699	19,947	20,197

				Attachment V

Exxon Mobil Corporation
Third Quarter 2019
(millions of dollars)
			Second
	Third Quarter		Quarter	First Nine Months
	2019	2018	2019	2019	2018
Capital and Exploration Expenditures
Upstream
United States	3,002	2,040	3,255	8,805	5,040
Non-U.S.	2,789	3,290	2,987	8,589	8,904
Total	5,791	5,330	6,242	17,394	13,944
Downstream
United States	590	297	624	1,628	861
Non-U.S.	479	422	489	1,383	1,702
Total	1,069	719	1,113	3,011	2,563
Chemical
United States	656	411	553	1,761	1,168
Non-U.S.	196	115	165	505	356
Total	852	526	718	2,266	1,524

Other	7	11	6	17	49

Worldwide	7,719	6,586	8,079	22,688	18,080

Cash flow from operations and asset sales excluding working capital
Net cash provided by operating activities
(U.S. GAAP)	9,079	11,108	5,947	23,364	27,407
Proceeds associated with asset sales	460	1,491	33	600	3,239
Cash flow from operations and asset sales	9,539	12,599	5,980	23,964	30,646
Changes in working capital	1,550	957	(1,243)	2,564	(25)
Cash flow from operations and asset sales	7,989	11,642	7,223	21,400	30,671
excluding working capital

		Attachment VI

Exxon Mobil Corporation
Earnings

	$ Millions	$ Per Common Share[1]

2015
First Quarter	4,940	1.17
Second Quarter	4,190	1.00
Third Quarter	4,240	1.01
Fourth Quarter	2,780	0.67
Year	16,150	3.85

2016
First Quarter	1,810	0.43
Second Quarter	1,700	0.41
Third Quarter	2,650	0.63
Fourth Quarter	1,680	0.41
Year	7,840	1.88

2017
First Quarter	4,010	0.95
Second Quarter	3,350	0.78
Third Quarter	3,970	0.93
Fourth Quarter	8,380	1.97
Year	19,710	4.63

2018
First Quarter	4,650	1.09
Second Quarter	3,950	0.92
Third Quarter	6,240	1.46
Fourth Quarter	6,000	1.41
Year	20,840	4.88

2019
First Quarter	2,350	0.55
Second Quarter	3,130	0.73
Third Quarter	3,170	0.75

[1] Computed using the average number of shares outstanding during each period.